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                                                                      EXHIBIT IV

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                              ADDITIONAL EXHIBITS

    A supplemental Consolidated Statement of Earnings schedule has been provided for informational purposes only, to exclude the effects of a $435 million non-recurring, non-tax deductible charge for purchased in-process research and development in connection with the Tivoli System Inc. and Object Technology International Inc. acquisitions in March, 1996. This supplemental statement is shown in Exhibit IV(a).

    This charge is discussed on pages 47 and 48 of IBM's 1997 Annual Report to Stockholders.